Exhibit 99.1

PHILIP KOEN JOINS INFINERA BOARD

Sunnyvale, CA – February 11, 2010 – Infinera (Nasdaq: INFN) announced today that Philip Koen has joined the Infinera board of directors. Mr. Koen brings his substantial experience from the service provider industry to the Infinera board of directors.

Philip Koen was CEO of SAVVIS, a global leader in IT infrastructure services for business applications, from March 2006 until January 2010. Prior to joining SAVVIS, Mr. Koen served for more than four years as CEO of Equinix, one of the world’s largest operators of data centers and carrier hotels. Mr. Koen holds a B.A. from Claremont McKenna College and an M.B.A. from the University of Virginia.

Mr. Koen joins outside directors Reed Hundt, formerly chairman of the Federal Communications Commission and now with Charles Ross Partners, Ken Goldman, Dr. Dan Maydan, Carl Redfield, and Kambiz Hooshmand.

“We are pleased to welcome Phil to our board,” said Infinera CEO Tom Fallon. “His deep experience with service providers at the cutting edge of technology will provide Infinera with a valuable perspective.”

For media and analysts:

Media: Jeff Ferry Tel. (408) 572-5213 jferry@infinera.com	Investors: Bob Blair Tel. (408) 716-4879 bblair@infinera.com

About Infinera

Infinera provides Digital Optical Networking systems to telecommunications carriers worldwide. Infinera’s systems are unique in their use of a breakthrough semiconductor technology: the photonic integrated circuit (PIC). Infinera’s systems and PIC technology are designed to provide customers with simpler and more flexible engineering and operations, faster time-to-service, and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure. For more information, please visit http://www.infinera.com/.

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Infinera as of the date hereof; and actual results could differ materially from those stated or implied, due to risks and uncertainties. Forward-looking statements include statements regarding Infinera’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements can be identified by forward-looking words such as “anticipated,” “believed,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include aggressive business tactics by our competitors, our dependence on a single product, our ability to protect our intellectual property, claims by others that we infringe their intellectual property, our manufacturing process is very complex, product performance problems we may encounter, our dependence on sole or limited source suppliers, our ability to respond to rapid technological changes, our ability to maintain effective internal controls, the ability of our contract manufacturers to perform as we expect, a new technology being developed that replaces the PIC as the dominant technology in optical networks, general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks that may impact Infinera’s business are set forth in our annual report Form 10-K, which was filed with the SEC on February 17, 2009, as well as subsequent reports filed with or furnished to the Securities and Exchange Commission. These statements are based on information available to us as of the date hereof and we disclaim any obligation to update the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise.

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